Exhibit 99.1

Designated Filer:	Jeffrey Horing
Issuer & Ticker Symbol:	Alteryx, Inc. [AYX]
Date of Event Requiring Statement:	May 26, 2021

EXPLANATION OF RESPONSES

(1)	On May 26, 2021, the reporting person sold 1,375 shares of Class A Common Stock of the Issuer.

(2)	Includes 2,397 unvested shares subject to awards of RSUs. Each RSU represents a contingent right to receive one share of the Issuer’s Class A Common Stock upon settlement for no consideration. Shares of the Issuer’s Class A Common Stock will be delivered to the Reporting Person following vesting.

(3)	13,139 shares of Class A Common Stock of the Issuer are owned by JPH DE Trust Holdings LLC, 45,928 shares of Class A Common Stock of the Issuer are owned by JPH Fund VIII LLC and 26,618 shares of Class A Common Stock of the Issuer are owned by JPH Private Investments LLC. The reporting person controls each of JPH DE Trust Holdings LLC, JPH Fund VIII LLC and JPH Private Investments LLC. By reason of the provisions of Rule 16a-1 under the Securities Exchange Act of 1934, as amended, the reporting person may be deemed to be the beneficial owner of the securities owned by each of JPH DE Trust Holdings LLC, JPH Fund VIII LLC and JPH Private Investments LLC.